ONEX DIRECT LENDING BDC Fund

AMENDED and Restated BY-LAWS

Dated as of March 5, 2024

table of contents

Page

ARTICLE I Shareholder Meetings		1
1.1	Chairman	1
1.2	Inspectors of Election	1
1.3	Records at Shareholder Meetings	1
1.4	Nomination of Trustees	2
1.5	Voting	2
ARTICLE II Trustees		2
2.1	Regular Meetings	2
2.2	Chairman	2
ARTICLE III Officers		2
3.1	Officers of the Trust	2
3.2	Election and Tenure	3
3.3	Removal of Officers	3
3.4	Bonds and Surety	3
3.5	Chief Executive Officer	3
3.6	Secretary	3
3.7	Treasurer	4
3.8	Other Officers and Duties	4
ARTICLE IV Committees		4
4.1	Appointment	4
4.2	Powers	4
ARTICLE V Miscellaneous		4
5.1	Depositories	4
5.2	Signatures	5
5.3	Seal	5
ARTICLE VI Stock Transfers		5
6.1	Transfer Agents, Registrars and the Like	5
6.2	Transfer of Shares	5
6.3	Registered Shareholders	5

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ARTICLE VII Amendment of By-Laws	5

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ONEX DIRECT LENDING BDC fund

Amended and Restated BY-LAWS

These By-Laws are made and adopted pursuant to Section 3.08 of the Third Amended and Restated Agreement and Declaration of Trust governing Onex Direct Lending BDC Fund dated as of March 5, 2024, as from time to time amended (hereinafter called the "Declaration"). All words and terms capitalized in these By-Laws shall have the meaning or meanings set forth for such words or terms in the Declaration.

ARTICLE I

Shareholder Meetings

1.1 Chairman. The Chairman, if any, shall act as chairperson at all meetings of the Shareholders; in the Chairman's absence, the Trustee or Trustees present at each meeting may elect a temporary chairperson for the meeting, who may be one of themselves.

1.2 Inspectors of Election. In advance of any meeting of Shareholders, the Trustees may appoint Inspectors of Election to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the Chairman, if any, of any meeting of Shareholders may, and on the request of any Shareholder or Shareholder proxy shall, appoint Inspectors of Election of the meeting. The number of Inspectors of Election shall be either one or three. If appointed at the meeting on the request of one or more Shareholders or proxies, a majority of Shares present shall determine whether one or three Inspectors of Election are to be appointed, but failure to allow such determination by the Shareholders shall not affect the validity of the appointment of Inspectors of Election. In case any person appointed as Inspector of Election fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Trustees in advance of the convening of the meeting or at the meeting by the person acting as Chairman. The Inspectors of Election shall determine the number of Shares outstanding, the Shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, shall receive votes, ballots or consents, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, shall count and tabulate all votes or consents, determine the results, and do such other acts as may be proper to conduct the election or vote with fairness to all Shareholders. If there are three Inspectors of Election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. On request of the Chairman, if any, of the meeting, or of any Shareholder or Shareholder proxy, the Inspectors of Election shall make a report in writing of any challenge or question or matter determined by them and shall execute a certificate of any facts found by them.

1.3 Records at Shareholder Meetings. At each meeting of the Shareholders, there shall be made available for inspection at a convenient time and place during normal business hours, if requested by Shareholders, the minutes of the last previous meeting of Shareholders of the Trust and a list of the Shareholders of the Trust, as of the record date of the meeting or the date of closing of transfer books, as the case may be. Such list of Shareholders shall contain the name and the address of each Shareholder in alphabetical order and the number of Shares owned by such

Shareholder. Shareholders shall have such other rights and procedures of inspection of the books and records of the Trust as are granted to shareholders of a Delaware business corporation.

1.4 Nomination of Trustees. Nominations of persons for election to the Board of Trustees at a special meeting may be made only (1) pursuant to notice of the meeting, (2) by the Board of Trustees or (3) provided that the Board of Trustees has determined that trustees will be elected at the meeting, by a Shareholder who is entitled to vote at the meeting.

1.5 Voting. A plurality of all votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee, provided that, in the case where the number of nominees for the trusteeships (or, if applicable, the trusteeships of a particular class of trustees) exceeds the number of such trustees to be elected (a “Contested Election”), a majority of all votes cast shall be required to elect such nominee, provided that if a sufficient number of votes to elect a trustee are not cast in such Contested Election, the incumbent Trustee, if any, shall retain their position. Each share may be voted for as many individuals as there are Trustees to be elected and for whose election the share is entitled to be voted.

ARTICLE II

Trustees

2.1 Regular Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chairman, if any, the President, the Secretary or any two Trustees. Regular meetings of the Trustees may be held without call or notice and shall generally be held quarterly. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Trustees need be stated in the notice or waiver of notice of such meeting, and no notice need be given of action proposed to be taken by unanimous written consent.

2.2 Chairman. The Trustees shall have the power to appoint from among the members of the Board of Trustees a Chairman. Such appointment shall be by majority vote of the Trustees. Such Chairman shall serve until his or her successor is appointed or until his or her earlier death, resignation or removal. When present he or she shall preside at the meetings of the Shareholders and of the Trustees. The Chairman shall, subject to the control of the Trustees, perform such other powers and duties as may be from time to time assigned to him or her by the Trustees or prescribed by the Declaration or these By-Laws, consistent with his or her position. The Chairman need not be a Shareholder.

ARTICLE III

Officers

3.1 Officers of the Trust. The officers of the Trust shall consist of a President, a Secretary, a Treasurer and such other officers or assistant officers as may be elected or authorized by the Trustees. Subject to any applicable provisions of the Declaration, the compensation of the officers and Trustees shall be fixed from time to time by the Trustees or, in the case of officers, by any Committee or officer upon whom such power may be conferred by the Trustees. No officer shall be prevented from receiving such compensation as such officer by reason of the fact that he or she is also a Trustee. Any two or more of the offices may be held by the same Person. No officer of the Trust need be a Trustee.

3.2 Election and Tenure. At the initial organization meeting, the Trustees shall elect the Chairman, if any, Chief Executive Officer, Secretary, Treasurer and such other officers as the Trustees shall deem necessary or appropriate in order to carry out the business of the Trust. Such officers shall serve at the pleasure of the Trustees or until their successors have been duly elected and qualified. The Trustees may fill any vacancy in office or add any additional officers at any time.

3.3 Removal of Officers. Any officer may be removed at any time, with or without cause, by action of a majority of the Trustees. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment. Any officer may resign at any time by notice in writing signed by such officer and delivered or mailed to the Chairman, if any, President, or Secretary, and such resignation shall take effect immediately upon receipt by the Chairman, if any, President, or Secretary, or at a later date according to the terms of such notice in writing.

3.4 Bonds and Surety. Any officer may be required by the Trustees to be bonded for the faithful performance of such officer's duties in such amount and with such sureties as the Trustees may determine.

3.5 Chief Executive Officer. The Chief Executive Officer, subject to the control of the Trustees, shall have general supervision, direction and control of the business of the Trust and of its employees and shall exercise such general powers of management as are usually vested in the office of Chief Executive Officer of a corporation. Unless otherwise directed by the Trustees, the Chief Executive Officer shall have full authority and power, on behalf of all of the Trustees, to attend and to act and to vote, on behalf of the Trust at any meetings of business organizations in which the Trust holds an interest, or to confer such powers upon any other persons, by executing any proxies duly authorizing such persons. The Chief Executive Officer shall have such further authorities and duties as the Trustees shall from time to time determine. In the absence or disability of the Chief Executive Officer, the Board of Trustees may by resolution delegate the powers and duties of the Chief Executive Officer to any other officer or to any Trustee, or to any other person whom it may select. Such delegatee shall perform all of the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Executive Officer.

3.6 Secretary. The Secretary shall maintain the minutes of all meetings of, and record all votes of, Shareholders, Trustees and the Executive Committee, if any. The Secretary shall be custodian of the seal of the Trust, if any, and the Secretary (and any other person so authorized by the Trustees) shall affix the seal, or if permitted, facsimile thereof, to any instrument executed by the Trust which would be sealed by a Delaware business corporation executing the same or a similar instrument and shall attest the seal and the signature or signatures of the officer or officers executing such instrument on behalf of the Trust. The Secretary shall also perform any other duties commonly incident to such office in a Delaware business corporation, and shall have such other authorities and duties as the Trustees shall from time to time determine.

3.7 Treasurer. Except as otherwise directed by the Trustees, the Treasurer shall have the general supervision of the monies, funds, securities, notes receivable and other valuable papers and documents of the Trust, and shall have and exercise under the supervision of the Trustees and of the Chief Executive Officer all powers and duties normally incident to the office. The Treasurer may endorse for deposit or collection all notes, checks and other instruments payable to the Trust or to its order. The Treasurer shall deposit all funds of the Trust in such depositories as the Trustees shall designate. The Treasurer shall be responsible for such disbursement of the funds of the Trust as may be ordered by the Trustees or the Chief Executive Officer. The Treasurer shall keep accurate account of the books of the Trust's transactions which shall be the property of the Trust, and which together with all other property of the Trust in the Treasurer's possession, shall be subject at all times to the inspection and control of the Trustees. Unless the Trustees shall otherwise determine, the Treasurer shall be the principal accounting officer of the Trust and shall also be the principal financial officer of the Trust. The Treasurer shall have such other duties and authorities as the Trustees shall from time to time determine. Notwithstanding anything to the contrary herein contained, the Trustees may authorize any adviser, administrator, manager or transfer agent to maintain bank accounts and deposit and disburse funds of any series of the Trust on behalf of such series.

3.8 Other Officers and Duties. The Trustees may elect such other officers and assistant officers as they shall from time to time determine to be necessary or desirable in order to conduct the business of the Trust. Assistant officers shall act generally in the absence of the officer whom they assist and shall assist that officer in the duties of the office. Each officer, employee and agent of the Trust shall have such other duties and authority as may be conferred upon such person by the Trustees or delegated to such person by the President.

ARTICLE IV

Committees

4.1 Appointment. The Board of Trustees may appoint from its members an Audit Committee, a Nominating Committee and other committees, composed of one or more trustees, to serve at the pleasure of the Board of Trustees.

4.2 Powers. The Board of Trustees may delegate to committees appointed under Section 4.1 any of the powers of the Board of Trustees, except as prohibited by law.

ARTICLE V

Miscellaneous

5.1 Depositories. In accordance with Section 7.01 of the Declaration, the funds of the Trust shall be deposited in such custodians as the Trustees shall designate and shall be drawn out on checks, drafts or other orders signed by such officer, officers, agent or agents (including the adviser, administrator or manager), as the Trustees may from time to time authorize.

5.2 Signatures. All contracts and other instruments shall be executed on behalf of the Trust by its authorized officers, agent or agents, as provided in the Declaration or By-Laws or as the Trustees may from time to time by resolution provide.

5.3 Seal. The Trust is not required to have any seal, and the adoption or use of a seal shall be purely ornamental and be of no legal effect. The seal, if any, of the Trust may be affixed to any instrument, and the seal and its attestation may be lithographed, engraved or otherwise printed on any document with the same force and effect as if it had been imprinted and affixed manually in the same manner and with the same force and effect as if done by a Delaware business corporation. The presence or absence of a seal shall have no effect on the validity, enforceability or binding nature of any document or instrument that is otherwise duly authorized, executed and delivered.

ARTICLE VI

Stock Transfers

6.1 Transfer Agents, Registrars and the Like. As provided in Section 6.07 of the Declaration, the Trustees shall have authority to employ and compensate such transfer agents and registrars with respect to the Shares of the Trust as the Trustees shall deem necessary or desirable. In addition, the Trustees shall have power to employ and compensate such dividend disbursing agents, warrant agents and agents for the reinvestment of dividends as they shall deem necessary or desirable. Any of such agents shall have such power and authority as is delegated to any of them by the Trustees.

6.2 Transfer of Shares. The Shares of the Trust shall not be transferrable except as permitted in the Declaration. The Trust, or its transfer agents, shall be authorized to refuse any transfer unless and until presentation of such evidence as may be reasonably required to show that the requested transfer is proper.

6.3 Registered Shareholders. The Trust may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.

ARTICLE VII

Amendment of By-Laws

7.1 Amendment and Repeal of By-Laws. In accordance with Section 3.08 of the Declaration, the Trustees shall have the exclusive power to amend or repeal the By-Laws or adopt new By-Laws at any time. Action by the Trustees with respect to the By-Laws shall be taken by an affirmative vote of a majority of the Trustees. The Trustees shall in no event adopt By-Laws which are in conflict with the Declaration, and any apparent inconsistency shall be construed in favor of the related provisions in the Declaration.